Exhibit 99.1

Applied DNA Announces Closing of $1.65 Million Private Placement of Secured Convertible Notes

STONY BROOK, N.Y., September 4, 2018 –Applied DNA Sciences Inc., (NASDAQ: APDN, “Applied DNA” or the “Company”), the leader in large-scale PCR-based DNA manufacturing, today announced the closing in the amount of $1.65 million of secured convertible notes (the “Notes”) by way of a non-brokered private placement with accredited investors and certain members of its management team and Board of Directors, led by its Chairman, President and Chief Executive Officer. The Company expects to use the proceeds for general corporate purposes.

“This investment enhances our balance sheet and supports our pursuit of pre-commercial revenue opportunities in the synthetic textile, pharmaceutical and legal cannabis markets that we believe will further diversify our revenue streams beyond our core cotton market. Having demonstrated success in penetrating large and developing markets with substantial issues with supply chain security, such as the U.S. cotton supply chain, our growing penetration of non-commodity markets offer a path to revenue growth,” said Dr. James A. Hayward, chairman, president and chief executive officer of Applied DNA. “I want to thank the participating members of the management team, Board of Directors and outside investors for their very strong vote of confidence in the Company’s vision, growth strategy and market opportunity.”

The Notes were issued on August 31, 2018, mature on August 30, 2021, and, carry a coupon of 6.00%, payable semi-annually either in cash, or in kind. Each Note, including interest, is convertible at the option of the holder at any time prior to maturity into shares of Common Stock at a conversion price of $2.50 per share. The Company has the right to require the holders of the Notes to convert the Notes, including interest, into shares of Common Stock at a conversion price of $2.50 per share in the event that the Company’s closing share price exceeds $3.50 for 20 consecutive trading days. The Notes will be secured by substantially all assets of the Company.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics and therapeutics.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-molecular based “CertainT®” platform can be used to identify, tag, test, and track products, to help assure authenticity, origin, traceability, sustainability and quality of products. SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, BackTrac™ and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track-and-trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. Applied DNA Sciences is also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

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The Company’s Common Stock and warrants are listed on the NASDAQ Capital Market under the symbols APDN and APDNW, respectively.

Forward Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to our history of losses, limited financial resources, limited market acceptance, shifting enforcement priorities of US federal laws relating to cannabis, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including our Annual Report on Form 10-K filed on December 28, 2017 and our subsequent quarterly reports on Form 10-Q filed on February 8, 2018, May 3, 2018 and August 13, 2018, which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com

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